Exhibit 5

May 22, 2008

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Ladies and Gentlemen:

As Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc. (the “Company”), and in connection with the proposed issue and sale, from time to time, of up to 1,000,000 shares of common stock, par value $5.00 per share, of the Company (the “Common Stock”) pursuant to the Westar Energy, Inc. Employees’ 401(k) Savings Plan (the “Plan”), with respect to which the Company is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

2.	Upon (a) authorization of the issue and sale of the Common Stock by applicable regulatory commissions having jurisdiction and (b) the Registration Statement becoming effective under the Securities Act of 1933, the shares of Common Stock to be purchased in the open market for the accounts of participants in the Plan have been duly authorized by the Company and, when sold in accordance with the Plan, will be duly and validly issued and will be fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto, as set forth in the Company’s Restated Articles of Incorporation, as amended.

3.	I am a member of the bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas, and to federal laws of the United States of America.

I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

Very truly yours,

/s/ LARRY D. IRICK
Larry D. Irick